Exhibit 99.7

July 10, 2015

Board of Directors

PMFG, Inc.

14651 North Dallas Parkway Suite 500

Dallas, Texas 75254

Re:	Amendment No. 1 to Registration Statement on Form S-4 of CECO Environmental Corp. (the “Amended Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated May 3, 2015 (the “Opinion”), which was delivered to you in connection with the Agreement and Plan of Merger, dated as of May 3, 2015 (the “Agreement”), among PMFG, Inc. (the “Company”), CECO Environmental Corp. (“CECO”), Top Gear Acquisition Inc. and Top Gear Acquisition II LLC, with respect to the fairness from a financial point of view to the holders of the Shares (as defined in the Opinion) of the Merger Consideration (as defined in the Opinion) to be received by such holders of the Shares from CECO in the Merger (as defined in the Agreement) pursuant to the Agreement, subject to the assumptions, qualifications and limitations set forth in the Opinion.

The Opinion was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include the Opinion in the Amended Registration Statement. In that regard, we hereby consent to the reference to the Opinion under the captions “Summary,” “Background of the Mergers”, “PMFG Board’s Reasons for the Mergers and Recommendation of the PMFG Board” and “Opinion of PMFG’s Financial Advisor” and to the inclusion of the foregoing Opinion in the Proxy Statement/Prospectus included in the Amended Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Amended Registration Statement and that the Opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is the Opinion to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Amended Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (the “Act”) or the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder nor do we thereby admit we are experts with respect to any part of such Amended Registration Statement within the meaning of the term “experts” as used in the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Stifel, Nicolaus & Company, Incorporated

STIFEL, NICOLAUS & COMPANY, INCORPORATED